Filed with the Securities and Exchange Commission on August 19, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

First Potomac Realty Trust
(Exact name of registrant as specified in its Charter)

MARYLAND (State or other jurisdiction of incorporation or organization)	37-1470730 (I.R.S. Employer Identification No.)
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(301) 986-9200
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas J. Donatelli
Chairman and Chief Executive Officer
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(301) 986-9200
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

COPY TO:
Joel F. Bonder
Executive Vice President, General Counsel and Secretary
7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(301) 986-9200

     Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
      Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering Price	Aggregate	Registration
Securities to be Registered	Registered	per Unit(2)	Offering Price(2)	Fee
Common Shares, $0.001 par value	187,340	$16.58	$3,106,097	$123(3)

(1)	The registration statement registers 187,340 common shares issuable to the holders of units of limited partnership interest in First Potomac Realty Investment Limited Partnership. Pursuant to Rule 416 under the Securities Act, such number of shares of common stock registered hereby shall include an indeterminable number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event. No additional consideration will be received for the common stock, and therefore no registration fee is required pursuant to Rule 457(i) under the Securities Act.

(2)	The proposed maximum offering price per unit with respect to the 187,340 shares being registered pursuant to this Registration Statement is $16.58, estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(a) under the Securities Act, and, in accordance with Rule 457(c) under the Securities Act, based on the average of the high and low reported sale prices of our common stock on the New York Stock Exchange on August 14, 2008.

(3)	Pursuant to Rule 457(p) under the Securities Act, a filing fee of $123 is being paid herewith, except for $108 that has already been paid with respect to $3,492,725.20 aggregate principal amount of securities not yet sold which were previously registered under the Company’s Registration Statement on Form S-3ASR filed April 16, 2007 (No. 333-142148). Pursuant to Rule 457(p) under the Securities Act, such unutilized registration fee may be applied to the registration fees payable pursuant to this Registration Statement.
     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 19, 2008
187,340
Common Shares of Beneficial Interest
     This prospectus relates to up to 187,340 common shares that we may issue to the holders of units of limited partnership interest in our operating partnership, First Potomac Realty Investment Limited Partnership, to the extent that:
▪	the unit holders tender their operating partnership units to us for redemption in accordance with the terms of the partnership agreement of our operating partnership; and

▪	we elect to issue to the unit holders the common shares covered by this prospectus upon such redemption.
     In lieu of issuing common shares to the unit holders, we may elect to pay cash for operating partnership units tendered for redemption. The registration of the common shares does not necessarily mean that any of them will be issued by us.
     We will not receive any of the proceeds from sales of common shares issued upon redemption of operating partnership units, but we have agreed to pay certain registration expenses relating to such common shares. Any common shares issued upon redemption of operating partnership units may be offered and sold from time to time by the selling shareholders named in this prospectus, any amendment thereto or any applicable prospectus supplement in open market or privately-negotiated transactions that may involve underwriters, brokers or dealers as described in more detail in this prospectus. For a discussion of the selling shareholders and the selling shareholders’ plan of distribution, see “Selling Shareholders” and “Plan of Distribution” beginning on pages 14 and 15, respectively.
     Our common shares are listed on the New York Stock Exchange, or NYSE, under the symbol “FPO.” The last reported sale price of our common shares on the NYSE on August 15, 2008 was $16.81 per share.
     Investing in our common shares involves risks. For a discussion of certain risks associated with an investment in our common shares, see “Risk Factors” on page 2 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August  , 2008.

     You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell the securities described in this prospectus or any applicable prospectus supplement in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we file with the Securities and Exchange Commission and incorporate by reference, is accurate only as of the date of the documents containing the information.
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HOW TO OBTAIN MORE INFORMATION
     We file annual, quarterly and other periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any reports, statements, or other information we file with the Securities and Exchange Commission at its public reference room in Washington, D.C. (100 F Street, N.E. 20549). Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the Internet, through a web site maintained by the Securities and Exchange Commission at http://www.sec.gov. In addition, you can inspect and copy reports, proxy statements and other information concerning First Potomac Realty Trust at the offices of the NYSE, 20 Broad Street, New York, New York 10005, on which our common shares (symbol: “FPO”) are listed. In addition, we maintain a website that contains information about us at www.first-potomac.com. The information found on, or otherwise accessible through, our website is not incorporated into, and does not form a part of, this prospectus or any other report or documents we file with or furnish to the Securities and Exchange Commission.
INCORPORATION OF INFORMATION FILED WITH THE SECURITIES AND EXCHANGE COMMISSION
     The Securities and Exchange Commission allows us to “incorporate by reference” into this prospectus the information we file with the Securities and Exchange Commission, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the Securities and Exchange Commission. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by the information contained in this prospectus, any prospectus supplement to the prospectus or any information incorporated by reference later. We incorporate by reference the documents listed below and any future filings we make with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or Exchange Act, unless specifically stated otherwise, prior to completion or termination of the offering of our common shares described in this prospectus.
     We incorporate by reference the documents listed below:
1.	Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

2.	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008.

3.	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2008.

4.	Current Report on Form 8-K filed May 28, 2008.

5.	Current Report on Form 8-K filed August 12, 2008.

6.	Current Report on Form 8-K filed August 19, 2008.

7.	The description of our common shares on our registration statement on Form 8-A filed October 10, 2003.
     You may obtain copies of these documents at no cost by requesting them from us either in writing to: First Potomac Realty Trust, c/o Investor Relations, 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814, or orally by calling us at (301) 986-9200.
ABOUT THIS PROSPECTUS
     This prospectus is part of a resale shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended. This prospectus covers the resale of our common shares of beneficial interest by the selling shareholders named in this prospectus or any prospectus supplement hereto and their pledgees, donees, assignees and other successors in interest. This prospectus only provides you with a general description of our common shares the selling shareholders may offer. The selling shareholders may offer and sell some or all of its shares in one or more transactions from time to time. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Incorporation of Information Filed with the Securities and Exchange Commission.”
FORWARD-LOOKING INFORMATION
     This prospectus and the information incorporated by reference into it contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Exchange Act, including, without limitation, statements containing the words “believes,” “anticipates,” “expects,” “estimates,” “intends,” “plans,” “projects,” “will continue” and words of similar import. We have based these forward-looking statements on our current expectations and projections about future events and trends affecting the financial condition of our business, which may prove to be incorrect. These
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forward-looking statements relate to future events and our future financial performance, and involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. You should specifically consider the factors identified in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and the various other factors identified in or incorporated by reference into this prospectus and any other documents filed by us with the Securities and Exchange Commission that could cause actual results to differ materially from our forward-looking statements. For a further discussion of these factors, see the section below entitled “Risk Factors.”
     Except to the extent required by applicable law, we undertake no obligation to, and do not intend to, update any forward-looking statement or the “Risk Factors” or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments. There are a number of risk factors associated with the conduct of our business, and the risks discussed in the “Risk Factors” section of this prospectus may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be read with caution.
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OUR COMPANY
     First Potomac Realty Trust is a self-managed, self-administered Maryland real estate investment trust that focuses on owning, developing, redeveloping and operating industrial properties and business parks in the Washington, D.C. metropolitan area and other major markets in Virginia and Maryland, which we collectively refer to as the southern Mid-Atlantic region. Our company has elected to be taxed as a real estate investment trust, or REIT, under the Internal Revenue Code.
     We own our properties and conduct substantially all of our operations through our operating partnership, First Potomac Realty Investment Limited Partnership. As the sole general partner of our operating partnership, we have the power to manage and conduct our operating partnership’s business, subject to certain limitations described in the partnership agreement of our operating partnership. As of June 30, 2008, we owned a 96.9% interest in our operating partnership. The remaining interests in the operating partnership are owned by limited partners, including certain of our executive officers and trustees, who contributed properties and other assets to our operating partnership in exchange for limited partnership units.
     Our executive offices are located at 7600 Wisconsin Avenue, 11th Floor, Bethesda, Maryland 20814 and our telephone number is (301) 986-9200. We maintain a web site at http://www.first-potomac.com. The information on our web site does not constitute a part of this prospectus.

RISK FACTORS
     Investing in our company involves various risks, including the risk that you might lose your entire investment. Any one of the risk factors discussed, or other factors, could cause actual results to differ materially from expectations and could adversely affect our profitability. These risks are interrelated, and you should treat them as a whole. These risks described are not the only risks that may affect us. Additional risks and uncertainties not presently known to us or not identified, may also materially and adversely affect our business, financial condition, results of operations and ability to make distributions to our shareholders. Before making an investment decision, you should carefully consider all of the risks described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and any risk factors in our subsequent Securities and Exchange Commission filings incorporated by reference herein, in addition to the other information contained or incorporated by reference in this prospectus and any accompanying prospectus supplement. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statements referred to in “Forward-Looking Information” on page ii of this prospectus.
USE OF PROCEEDS
     All of the common shares covered by this prospectus are being offered by the selling shareholders. We will not receive any of the proceeds from the sale of common shares offered by this prospectus but will acquire limited partnership units in our operating partnership in exchange for any common shares that we may issue.

SELLING SHAREHOLDERS
     The following table lists the names of the selling shareholders, the number of common shares beneficially owned by each of the selling shareholders and known to us as of August 8, 2008, the number of common shares that may be offered for sale by this prospectus, the number of common shares beneficially owned by each of the selling shareholders after the offering and the percentage of common shares beneficially owned by each selling shareholder after the offering. Because the selling shareholders may tender for redemption all, some or none of their operating partnership units, and may receive, at our option, cash rather than common shares upon redemption, we cannot give a definitive estimate as to the number of common shares held by the selling shareholders before or after the offering. At August 8, 2008, there were 24,477,714 common shares of beneficial interest outstanding.

	Number of
	Common		Number of	Percentage of
	Shares		Common	Common Shares
	Beneficially		Shares	Beneficially
	Owned	Number of	Beneficially	Owned
	Prior to the	Common Shares	Owned After the	After the
Name of Selling Shareholder	Offering(1)	Offered(1)	Offering(2)	Offering(2)(3)
LALP LLC	329	329	—	*
Elaine Rosensweig Trust	6,994	6,994	—	*
Natalie R. Abrams	2,908	2,908	—	*
Somerset Holdings, Inc.	561	561	—	*
Paul Abrams	114	114	—	*
Isikoff Family LP	38,539	38,539	—	*
Kenneth L. Marks	4,896	4,896	—	*
Phyllis Feder	2,168	2,168	—	*
Stephen H. Friedlander	3,892	3,892	—	*
Leonard Sloan	671	671	—	*
Gerald Herz	498	498	—	*
Ian and Linda Kramer	560	560	—	*
Frank Kamer	1,399	1,399	—	*
Gail Kamer	1,399	1,399	—	*
Elaine Rosensweig, Trustee	3,357	3,357	—	*
John Decker	2,238	2,238	—	*
David Decker	2,238	2,238	—	*
Arnold J. Auerbach Trust	267	267	—	*
Michael D. Abrams	3,672	3,672	—	*
Lawrence W. Abrams	342	342	—	*
Jennifer R. Abrams	342	342	—	*
Kenneth and Ellen Marks	5,051	5,051	—	*
Lowell and Bonnie Baier	31,315	31,315	—	*
Andrew Isikoff	1,431	1,431	—	*
Marguerite Berger	1,130	1,130	—	*
Terry Berger	1,130	1,130	—	*
Evie Berger	9,039	9,039	—	*
Gilbert and Rona Eisner	818	818	—	*
Shari D. and Harvey M. Goodman	4,519	4,519	—	*
Ronald New	4,519	4,519	—	*
Andrew New	13,292	13,292	—	*
Dorothy Rabkin	9,039	9,039	—	*
James Scott, Jr. and Terri D. Scott	1,130	1,130	—	*
David A. Sislen	5,352	5,352	—	*
Lucy Chang and Dennis Wang	904	904	—	*
KLD-HMG LTD	4,519	4,519	—	*
AKB Family, LLC	3,067	3,067	—	*
The Nancy & Marc Duber Family, LLC	3,067	3,067	—	*
TZG II Investment LLC	10,634	10,634	—	*

*	Less than 1%

(1)	Includes the total number of common shares issuable upon redemption of the selling shareholders’ units of our operating partnership.

(2)	Assumes all common shares offered by the selling shareholders under this prospectus are sold.

(3)	The total number of common shares outstanding used in calculating each selling shareholders’ percentage of common shares beneficially owned after the offering assumes that none of the units of our operating partnership held by the other selling shareholders are redeemed for our common shares.

PLAN OF DISTRIBUTION
     This prospectus covers the resale of our common shares of beneficial interest by the selling shareholders named in this prospectus or any prospectus supplement hereto and their pledgees, donees, assignees and other successors in interest. The common shares offered by the selling shareholders have been or may be issued to them by us upon redemption of operating partnership units. These common shares have been or may be issued to the selling shareholders pursuant to an exemption from the registration provisions of the Securities Act. We are registering the common shares to which this prospectus relates to provide the holders thereof with freely tradable securities, but registration of these shares does not necessarily mean that any of these shares will be issued by us or offered or sold by the selling shareholders. The selling shareholders may sell their common shares on the NYSE or through any other facility on which the shares are traded, or in private transactions. These sales may be at fixed prices, prevailing market prices at the time of sale, prices related to the prevailing market prices or at negotiated prices. The selling shareholders may use the following methods when selling common shares:
▪	ordinary brokerage transactions and transactions in which the broker or dealer solicits purchasers;

▪	block trades in which the broker or dealer attempts to sell the common shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

▪	purchases by a broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

▪	privately negotiated transactions;

▪	any combination of these methods of sale; or

▪	any other legal method.
     The selling shareholders may engage in short sales of the common shares and deliver common shares to close out their short positions. The selling shareholders may also enter into put or call options or other transactions with broker-dealers or others which require delivery to those persons of common shares covered by this prospectus.
     Brokers, dealers or other agents participating in the distribution of the common shares may receive compensation in the form of discounts or commissions from the selling shareholders, as well as the purchaser if they act as agent for the purchaser. The discount or commission in a particular transaction could be more than the customary amount. We know of no existing arrangements between the selling shareholders and any underwriter, broker, dealer or agent relating to the sale or distribution of the common shares.
     The selling shareholders and any brokers or dealers that participate in the sale of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. It is the position of the Securities Exchange Commission that a registered broker-dealer that is a selling shareholder is presumed to be an underwriter. Any discounts, commissions or other compensation received by these persons and any profit on the resale of the common shares by them as principals might be deemed to be underwriters’ compensation. The selling shareholders may agree to indemnify any broker, dealer or agent that participates in the sale of the common shares against various liabilities, including liabilities under the Securities Act.
     At the time a particular offer of common shares is made by a selling shareholder, to the extent required, we will file a supplement to this prospectus which identifies the number of common shares being offered, the name of the selling shareholders, the name of any participating broker or dealer, the amount of discounts and commissions, and any other material information.
     The selling shareholders and any other person participating in a distribution will be subject to the applicable provisions of the Exchange Act and its rules and regulations. For example, the anti-manipulative provisions of Regulation M may limit the ability of the selling shareholders or others to engage in stabilizing and other market making activities.
     This offering will terminate upon the earlier of:
▪	the date that all of the common shares under this prospectus may be sold in accordance with Rule 144 under the Securities Act; or

▪	the date on which all shares offered hereby have been sold by the selling shareholders.
     The selling shareholders may also sell their common shares from time to time pursuant to Rule 144 under the Securities Act, rather than pursuant to this prospectus, so long as they meet the criteria and conform to the requirements of the rule.
     We will not receive any of the proceeds from the sale of the common shares by the selling shareholders. We will pay the registration and other offering expenses related to this offering, but the selling shareholders will pay all underwriting discounts and brokerage commissions incurred in connection with the offering. We have agreed to indemnify the holders of the units of our operating partnership who are selling common shares pursuant to this offering against various liabilities, including liabilities under the Securities Act.
     In order to comply with some states’ securities laws, if applicable, the common shares will be sold in those states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and is satisfied.

DESCRIPTION OF CAPITAL SHARES
     Our declaration of trust provides that we may issue up to 150,000,000 common shares of beneficial interest, $0.001 par value per share, and 50,000,000 preferred shares of beneficial interest, $0.001 par value per share. As of June 30, 2008, 24,477,714 common shares were issued and outstanding, no preferred shares were issued and outstanding, 776,384 common shares were reserved for issuance upon redemption of units of partnership interest in our operating partnership, 2,519,380 common shares were reserved for issuance upon the exchange or redemption of our operating partnership’s 4% Exchangeable Senior Notes due in 2011, and up to a maximum of 1,560,800 common shares were reserved for issuance upon awards under our Equity Compensation Plan. The following is only a summary of some of the rights of shareholders that may be important to you. The description of our capital shares set forth below describes certain general terms and provisions of the capital shares. The following description does not purport to be complete and is qualified in its entirety by reference to our declaration of trust and our bylaws.
Common Shares
     Under our declaration of trust, we have the authority to issue up to 150,000,000 common shares of beneficial interest. As permitted by the Maryland statute governing real estate investment trusts formed under the laws of that state, referred to as the Maryland REIT Law, our declaration of trust contains a provision permitting our board of trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue. Maryland law and our declaration of trust provide that none of our shareholders is personally liable for any of our debts, claims, demands, judgments or obligations solely by reason of that shareholder’s status as a shareholder.
  Voting Rights of Common Shares
     Subject to the provisions of our declaration of trust regarding the restrictions on the transfer and ownership of shares of beneficial interest, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a plurality of the outstanding common shares, voting as a single class, can elect all of the trustees then standing for election.
     Under the Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge unless such action is approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast by the shareholders on the matters described in the preceding sentence except with respect to the amendment or repeal of certain designated sections of the declaration of trust (which requires the affirmative vote of two-thirds of our outstanding shares entitled to vote on such matters). Our declaration of trust permits the trustees to amend the declaration of trust from time to time by a vote of two-thirds of the trustees to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law, without the affirmative vote or written consent of the shareholders.
  Dividends, Liquidation and Other Rights
     All common shares offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common shares are entitled to receive dividends when authorized by our board of trustees out of assets legally available for the payment of dividends. They also are entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares that may be created and to the provisions of our declaration of trust regarding restrictions on transfer of our shares.
     Holders of our common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our common shares. Subject to the restrictions on transfer of shares contained in our declaration of trust and to the ability of the board of trustees to create common shares with differing voting rights, all common shares will have equal dividend, liquidation and other rights.

  Other Matters
     Our common shares currently trade on the NYSE under the symbol “FPO.” The transfer agent and registrar for our common shares is American Stock Transfer & Trust Co. We will apply to the NYSE or any securities exchange on which our common shares are listed to list any additional common shares to be sold pursuant to this prospectus.
     Our common shares are subject to certain restrictions upon the ownership and transfer thereof which were adopted for the purpose of enabling us to preserve our status as a REIT. For a description of such restrictions, see “ — Restrictions on Ownership and Transfer.”
Preferred Shares
     Our board of trustees is authorized to issue up to 50,000,000 preferred shares from time to time, in one or more series, to establish the number of shares in each series and to fix the designation, powers, preferences and rights of each such series and the qualifications, limitations and restrictions thereof.
     Because our board of trustees has the power to establish the preferences and rights of each class or series of preferred shares, the board of trustees may afford the holders of any series or class of preferred shares preferences, powers and rights, voting or otherwise, senior to the rights of holders of common shares. The issuance of additional preferred shares could have the effect of delaying or preventing a change in control.
     Our preferred shares are subject to certain restrictions upon the ownership and transfer thereof for the purpose of enabling us to preserve our status as a REIT. For a description of those restrictions, see “ — Restrictions on Ownership and Transfer.”
Power to Reclassify Shares
     Our declaration of trust authorizes our board of trustees to classify any unissued preferred shares and to reclassify any previously classified but unissued common shares and preferred shares of any series from time to time in one or more series. Prior to issuance of shares of each class or series, the board of trustees is required by the Maryland REIT Law and our declaration of trust to set for each such class or series, subject to the provisions of our declaration of trust regarding the restriction on transfer of shares of beneficial interest, the terms, the preferences, conversion and other rights, including but not limited to voting powers, restrictions, limitations as to dividends or other distributions, and qualifications or terms or conditions of redemption for each such class or series. As a result, our board of trustees could authorize the issuance of preferred shares that have priority over the common shares with respect to dividends and rights upon liquidation and with other terms and conditions that could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of common shares or otherwise might be in their interest. As of the date hereof, no preferred shares are outstanding.
Power to Issue Additional Common Shares or Preferred Shares
     We believe that the power to issue additional common shares or preferred shares and to classify or reclassify unissued common shares or preferred shares and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our common shares may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of common shares or otherwise be in their interest.
Restrictions on Ownership and Transfer
     In order to qualify as a REIT under the Internal Revenue Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, not more than 50% of the value of the outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

     Because our board of trustees believes that it is at present essential for us to qualify as a REIT, the declaration of trust, subject to certain exceptions, contains certain restrictions on the number of our shares of beneficial interest that a person may own or be treated as owning under applicable attribution rules. Our declaration of trust generally provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than (i) 8.75% (by number or value) of our outstanding common shares or (ii) 8.75% by value of our outstanding shares of beneficial interest of all classes. However, Louis T. Donatelli and Douglas J. Donatelli, and certain persons related to either of them under the applicable ownership attribution rules, are generally permitted to own, in the aggregate, either directly or under applicable ownership attribution rules, up to 14.9% of (i) the number or value of our outstanding common shares and (ii) the value of our outstanding shares of beneficial interest of all classes. This 14.9% limitation is, however, reduced to 9.9% immediately prior to any time that (x) Louis T. Donatelli and Douglas J. Donatelli, together with the other related persons, constructively own, pursuant to applicable provisions of the Internal Revenue Code, in the aggregate, a 10% or greater interest in a direct or indirect tenant of our company from which the board of trustees anticipates that we will derive more than $200,000 in gross income during the current taxable year and (y) as a result of this ownership, we would be treated as constructively owning, pursuant to applicable provisions of the Internal Revenue Code, a 10% or greater interest in that direct or indirect tenant.
     Our board of trustees, generally in its sole discretion, may exempt a proposed transferee from the ownership limit. However, the board of trustees may not grant such an exemption to any person if such exemption could cause us to be “closely held” within the meaning of Section 856(h) of the Internal Revenue Code or could result in a portion of our gross income in excess of a specified threshold being treated as nonqualifying income for REIT gross income test purposes. Our board of trustees may, in connection with a proposed exemption from the ownership limit, require a ruling from the Internal Revenue Service or an opinion of counsel, in either case in form and substance satisfactory to the board of trustees, in its sole discretion, regarding the effect of the proposed exemption on our status as a REIT. In addition, our board of trustees may subject an exemption from the ownership limit to such conditions as it determines are appropriate.
     Our declaration of trust prohibits any person from (a) beneficially or constructively owning our shares of beneficial interest if such ownership would result in our being “closely held” under Section 856(h) of the Internal Revenue Code and (b) transferring our shares of beneficial interest if such transfer would result in our shares of beneficial interest being owned by fewer than 100 persons. Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of our shares of beneficial interest where such ownership will or may violate any of the foregoing restrictions on transferability and ownership, or any person to whom our shares of beneficial interest are transferred in a transaction that resulted in share ownership in violation of the foregoing ownership limitations is required to give notice to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT. The foregoing restrictions on transferability and ownership will not apply if our board of trustees determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.
     If any transfer of our shares of beneficial interest occurs which, if effective, would result in any person beneficially or constructively owning shares of beneficial interest in excess or in violation of the foregoing transfer or ownership limitations, then such transfer shall be void and the intended transferee shall acquire no rights in such shares; provided that this shall not preclude the settlement of transactions entered into through the facilities of the NYSE. If, as a result of a transfer of shares of beneficial interest or another event, there would be beneficial or constructive ownership of our shares of beneficial interest in excess or in violation of the transfer or ownership limitations described above, then that number of shares of beneficial interest the beneficial or constructive ownership of which otherwise would cause such person to violate such limitations (rounded up to the nearest whole share) shall be automatically transferred to a “charitable” trust for the exclusive benefit of one or more charitable beneficiaries. The automatic transfer shall be deemed to be effective as of the close of business on the business day, as it is defined in the declaration of trust, prior to the date of the violative transfer or other event resulting in such excess ownership or violation. Shares of beneficial interest held in the charitable trust shall be issued and outstanding shares of beneficial interest. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall not benefit economically from ownership of any shares of beneficial interest held in such charitable trust, shall have no rights to dividends and shall not possess any rights to vote or other rights attributable to the shares of beneficial interest held in such charitable trust. The trustee of the charitable trust shall have all voting rights and rights to dividends or other distributions with respect to shares of beneficial interest held in the charitable trust, which rights shall be exercised for the exclusive benefit of the beneficiary. Any dividend or other distribution paid prior to our discovery that shares of beneficial interest have been transferred to the charitable trust shall be paid by the recipient of such dividend or distribution to the trustee of the charitable trust, and any dividend or other distribution authorized but unpaid shall be paid when due to the trustee of the charitable trust. Any dividend or distribution so paid to the trustee of the charitable trust shall be held in trust for the charitable beneficiary. The person who would otherwise have beneficially owned the shares of beneficial interest transferred to such charitable trust shall have no voting rights with respect to shares of beneficial interest held in the charitable trust and, subject to Maryland law, effective as of the date that such shares of beneficial interest have been transferred to the charitable trust, the trustee shall have the authority, at the trustee’s sole discretion, (i) to rescind as void any vote cast with respect to such shares prior to our discovery that such shares have been transferred to the charitable trust and (ii) to recast such vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible trust action, then the trustee shall not have the authority to rescind and recast such vote.
     Within 20 days of receiving notice from us that shares of beneficial interest have been transferred to the charitable trust, the trustee shall sell the shares of beneficial interest held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations set forth in the declaration of trust. Upon such sale, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust and to the charitable beneficiary as follows: The person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall receive the lesser of (i) the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust or (ii) the price paid by the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust in the transaction giving rise to the transfer of such shares of beneficial interest to the charitable trust, or, if such person did not give value for the shares of beneficial interest in such transaction, the market price (as defined in the declaration of trust) of such shares on the day of the event causing the shares to be held in the charitable trust. Any net sale proceeds in excess of the amount payable to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust shall be paid immediately to the charitable beneficiary. If, prior to our discovery that shares of beneficial interest have been transferred to the charitable trust, such shares are sold by a person who would otherwise have held the shares of beneficial interest transferred to the charitable trust, then (i) such shares shall be deemed to have been sold on behalf of the charitable trust and (ii) to the extent that the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust received an amount for such shares that exceeds the amount that such person was entitled to receive pursuant to the second preceding sentence, such excess shall be paid to the trustee upon demand.
     In addition, shares of beneficial interest held in the charitable trust shall be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a transaction or other event not involving a market price per share, the market price at the time of such transaction or other event) and (ii) the market price on the date we, or our designee, accept such offer. We shall have the right to accept such offer for a period of 90 days after the later of (i) the date of the transaction or other event that resulted in shares being held in the charitable trust and (ii) the date our board of trustees determines in good faith that a transaction or other event resulting in shares being held in the charitable trust has occurred if we do not receive a notice of such transaction or other event in accordance with the requirements of the declaration of trust. Upon such a sale to us, the interest of the charitable beneficiary in the shares sold shall terminate and the trustee shall distribute the net proceeds of the sale to the person who would otherwise have held the shares of beneficial interest transferred to the charitable trust.
     All certificates representing our shares of beneficial interest bear a legend referring to the restrictions described above.
     Every owner of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of all classes or series of our shares of beneficial interest, including common shares, within 30 days after January 1 of each year, is required to give written notice to us stating the name and address of such owner, the number of shares of each class and series of shares of beneficial interest which the owner beneficially owns and a description of the manner in which such shares are held. Each such owner shall provide to us such additional information as we may request in order to determine the effect, if any, of such beneficial ownership on our status as a REIT and to ensure compliance with our ownership limits. In addition, each shareholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.
     These ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for the common shares or otherwise be in the best interest of our shareholders.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR DECLARATION OF TRUST AND BYLAWS
     The following description of certain provisions of Maryland law and of our declaration of trust and bylaws is only a summary. For a complete description, we refer you to Maryland law, our declaration of trust and our bylaws. Copies of our declaration of trust and bylaws are filed as exhibits to the registration statement of which this prospectus is a part.
Number of Trustees; Vacancies
     Our declaration of trust provides that the number of our trustees shall initially be seven. In accordance with our declaration of trust and bylaws, the number of trustees may only be increased or decreased by a vote of a majority of the members of our board of trustees; provided that the number shall never be less than one or greater than 15. By resolution, our board of trustees has fixed the number of trustees at eight as of June 30, 2008. Our bylaws provide that any vacancy (other than a vacancy created by an increase in the number of trustees) may be filled by a majority of the remaining trustees, even if the remaining trustees do not constitute a quorum. Any vacancy created by an increase in the number of trustees shall be filled by a majority of the entire board of trustees at any regular meeting or at any special meeting called for that purpose.
     Our bylaws provide that at least a majority of our trustees will be “independent,” with independence being defined in the manner established by our board of trustees and in a manner consistent with listing standards established by the NYSE, and will be nominated by our nominating and governance committee.
Removal of Trustees
     Our declaration of trust and bylaws provide that a trustee may be removed, with or without cause, upon the affirmative vote of at least a majority of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our bylaws authorizing our board of trustees to fill vacant trusteeships, may preclude shareholders from removing incumbent trustees and filling the vacancies created by such removal with their own nominees.
Business Combinations
     Maryland law prohibits “business combinations” between us and an interested shareholder or an affiliate of an interested shareholder for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. Maryland law defines an interested shareholder as:
▪	any person who beneficially owns 10% or more of the voting power of our shares; or

▪	an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting shares.
     A person is not an interested shareholder if our board of trustees approves in advance the transaction by which the person otherwise would have become an interested shareholder. However, in approving a transaction, our board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of trustees.
     After the five-year prohibition, any business combination between us and an interested shareholder generally must be recommended by our board of trustees and approved by the affirmative vote of at least:
▪	80% of the votes entitled to be cast by holders of our then outstanding shares of beneficial interest; and
▪	two-thirds of the votes entitled to be cast by holders of our voting shares other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested shareholder.
     These super-majority vote requirements do not apply if our common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

     The statute permits various exemptions from its provisions, including business combinations that are approved by the board of trustees before the time that the interested shareholder becomes an interested shareholder.
     The business combination statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
     Our amended and restated declaration of trust contains a provision exempting the company from the application of the business combination statute. There can be no assurance that this provision will not be amended or eliminated in the future.
Control Share Acquisitions
     Maryland law provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights unless approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiror, or by officers or trustees who are our employees are excluded from the shares entitled to vote on the matter. “Control shares” are voting shares that, if aggregated with all other shares previously acquired by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing trustees within one of the following ranges of voting power:
▪	one-tenth or more but less than one-third all voting power;

▪	one-third or more but less than a majority all voting power; or

▪	a majority or more of all voting power.
     Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.
     A person who has made or proposes to make a control share acquisition may compel our board of trustees to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, we may present the question at any shareholders’ meeting.
     If voting rights are not approved at the shareholders’ meeting or if the acquiring person does not deliver the statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value. Fair value is determined without regard to the absence of voting rights for the control shares and as of the date of the last control share acquisition or of any meeting of shareholders at which the voting rights of the shares were considered and not approved. If voting rights for control shares are approved at a shareholders’ meeting, the acquiror may then vote a majority of the shares entitled to vote, and all other shareholders may exercise appraisal rights. The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our declaration of trust or bylaws.
     Article II, Section 17 of our bylaws contains a provision exempting the application of the control share acquisition statute to any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that this provision will not be amended or eliminated at any time in the future, and may be amended or eliminated with retroactive effect.
Merger, Amendment of Declaration of Trust
     Under Maryland REIT Law, a Maryland REIT generally cannot dissolve, amend its declaration of trust or merge with another entity unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage, but not less than a majority of all the votes entitled to be cast on the matter, is set forth in the REIT’s declaration of trust. Our declaration of trust provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in this paragraph, except for amendments to various provisions of the declaration of trust, the approval of which requires the affirmative vote of the holders of two-thirds of the votes entitled to be cast on the matter. Under the Maryland REIT Law and our declaration of trust, our trustees are permitted, by a two-thirds vote, without any action by our shareholders, to amend the declaration of trust from time to time to qualify as a REIT under the Internal Revenue Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. As permitted by the Maryland REIT Law, our declaration of trust contains a provision permitting our trustees, without any action by our shareholders, to amend the declaration of trust to increase or decrease the aggregate number of shares of beneficial interest or the number of shares of any class of shares of beneficial interest that we have authority to issue.
Limitation of Liability and Indemnification
     Our declaration of trust limits the liability of our trustees and officers for money damages, except for liability resulting from:
▪	actual receipt of an improper benefit or profit in money, property or services; or
▪	a final judgment based upon a finding of active and deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated.
     Our declaration of trust authorizes us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses to, any of our present or former shareholders, employees, agents, trustees or officers or any individual who, while a shareholder, employee, agent, trustee or officer and at our request, serves or has served another entity, employee benefit plan or any other enterprise as a trustee, director, officer, partner or otherwise. The indemnification covers any claim or liability against the person. Our bylaws require us, to the maximum extent permitted by Maryland law, to indemnify each present or former shareholder, trustee or officer who is made a party to a proceeding by reason of his or her service to us.
     Maryland law permits us to indemnify our present and former trustees and officers against liabilities and reasonable expenses actually incurred by them in any proceeding unless:
▪	the act or omission of the trustee or officer was material to the matter giving rise to the proceeding; and
▪	was committed in bad faith; or

▪	was the result of active and deliberate dishonesty;
▪	the trustee or officer actually received an improper personal benefit in money, property or services; or

▪	in a criminal proceeding, the trustee or officer had reasonable cause to believe that the act or omission was unlawful.
     However, Maryland law prohibits us from indemnifying our present and former trustees and officers for an adverse judgment in a derivative action or if the trustee or officer was adjudged to be liable to us. Our bylaws and Maryland law require us, as a condition to advancing expenses in certain circumstances, to obtain:
▪	a written affirmation by the trustee or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and
▪	a written undertaking to repay the amount reimbursed if the standard of conduct is not met.
Operations
     We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.
Term and Termination
     Our declaration of trust provides for us to have a perpetual existence. Pursuant to our declaration of trust, and subject to the provisions of any of our classes or series of shares of beneficial interest then outstanding and the approval by a majority of the entire board of trustees, our shareholders, at any meeting thereof, by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.
Meetings of Shareholders
     Under our bylaws, annual meetings of shareholders are to be held at a date and time as determined by our board of trustees. Special meetings of shareholders may be called only by a majority of the trustees then in office, by the chairman of our board of trustees, our president or our chief executive officer, or by our secretary upon the written request of the shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Our bylaws provide that except as otherwise required by law or by the rules of the public securities exchange on which our shares are then traded, any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent sets forth that action and is signed by each shareholder entitled to vote on the matter and any other shareholder entitled to notice of such meeting (but not to vote thereat) has waived in writing any right to dissent from such action.
Advance Notice of Trustee Nominations and New Business
     Our bylaws provide that, with respect to an annual meeting of shareholders, nominations of persons for election to our board of trustees and the proposal of business to be considered by shareholders at the annual meeting may be made only:
▪	pursuant to our notice of the meeting;

▪	by or at the direction of our board of trustees; or
▪	by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.
     With respect to special meetings of shareholders, only the business specified in our notice of meeting may be brought before the meeting of shareholders and nominations of persons for election to our board of trustees may be made only:
▪	pursuant to our notice of the meeting;

▪	by or at the direction of our board of trustees; or
▪	provided that our board of trustees has determined that trustees shall be elected at such meeting, by a shareholder who was a shareholder of record at the time of the provision of notice who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.
     The purpose of requiring shareholders to give advance notice of nominations and other proposals is to afford our board of trustees the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of trustees, to inform shareholders and make recommendations regarding the nominations or other proposals. The advance notice procedures also permit a more orderly procedure for conducting our shareholder meetings. Although the bylaws do not give our board of trustees the power to disapprove timely shareholder nominations and proposals, they may have the effect of precluding a contest for the election of trustees or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of trustees to our board of trustees or to approve its own proposal.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Declaration of Trust and Bylaws
     The fiduciary duty and control share acquisition provisions of Maryland law (if, with respect to the control share acquisition provisions, the applicable provision in our bylaws is rescinded); the provisions of our declaration of trust on the removal of trustees and the restrictions on the transfer and ownership of shares of beneficial interest; and the provisions relating to the filling of vacancies and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for holders of our common shares or otherwise be in their best interest. The “unsolicited takeovers” provisions of the Maryland General Corporation Law, or MGCL, permit our board of trustees, without shareholder approval and regardless of what is currently provided in our declaration of trust or bylaws, to implement takeover defenses that we may not yet have.

PARTNERSHIP AGREEMENT
     The following is a summary of the material terms of the amended and restated agreement of limited partnership of our operating partnership, which we refer to in this prospectus as our partnership agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part. See “How to Obtain More Information.”
Formation; Management
     Our operating partnership was organized as a Delaware limited partnership on August 25, 1997. Pursuant to the partnership agreement, as the sole general partner of the operating partnership, we have, subject to certain protective rights of limited partners described below, responsibility and discretion in the management and control of the partnership, including the ability to cause the partnership to enter into certain major transactions including acquisitions, dispositions, refinancings and selection of lessees and to cause changes in the partnership’s line of business and distribution policies. In general, we may amend the partnership agreement without the consent of the limited partners. However, except as provided in the next sentence, any amendment to the partnership agreement that would:
▪	affect certain conversion rights of the limited partners adversely,

▪	adversely affect the rights of the limited partners to receive distributions payable to them,

▪	alter the partnership’s allocation of profit and loss to the limited partners, and

▪	impose any obligation to make additional capital contributions upon the limited partners requires the consent of the holders of a majority of the units of our operating partnership, excluding those held by us. The partnership agreement provides that we, as general partner, shall place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” taxable as a corporation for federal income tax purposes, and that we, as general partner, shall, if we determine that it is in the best interests of the operating partnership that the operating partnership not be treated as a “publicly traded partnership,” place such restrictions as we reasonably deem appropriate on conversions and transfers of partnership units to ensure that the operating partnership does not constitute a “publicly traded partnership” for federal income tax purposes.
Transferability of Interests
     In general, we may not voluntarily withdraw from the partnership or transfer or assign our interest in the partnership. We may, however, enter into a merger, consolidation or similar corporate transaction the result of which is a transfer of or change in the general partner if we receive the consent of the holders of a majority of the units of our operating partnership, excluding those held by us, the contemplated transaction provides that the limited partners receive property in an amount equal to the amount they would have received had they exercised their redemption rights with respect to our shares immediately prior to such transaction, or our successor contributes substantially all of its assets to the partnership in return for a general partnership interest or limited partnership interest in the partnership.
     With certain limited exceptions, the limited partners may not transfer their interests in the partnership, in whole or in part, without our written consent, which consent may be withheld in our sole discretion.
Capital Contribution
     The partnership agreement provides that if the partnership requires additional funds at any time in excess of funds available to the partnership from borrowing or capital contributions, we may borrow these funds from a financial institution or other lender and lend these funds to the partnership. Under the partnership agreement, we are obligated to contribute the proceeds of any offering of shares of beneficial interest as additional capital to the partnership. We are authorized to cause the partnership to issue partnership interests for less than fair market value if we have concluded in good faith that such issuance is in both the partnership’s and our best interests. If we contribute additional capital to the partnership, we will receive additional partnership interests and our percentage interest will be increased on a proportionate basis based upon the amount of such additional capital contributions and the value of the partnership at the time of such contributions. Conversely, the percentage interests of the limited partners will be decreased on a proportionate basis in the event of additional capital contributions by us. In addition, if we contribute additional capital to the partnership, we will revalue the property of the partnership to its fair market value as determined by us, and the capital accounts of the partners will be adjusted to reflect the manner in which the unrealized gain or loss inherent in such property that has not been reflected in the capital accounts previously would be allocated among the partners under the terms of the partnership agreement if there were a taxable disposition of this property for fair market value on the date of the revaluation. Our operating partnership could issue preferred partnership interests in connection with acquisitions of property or otherwise, which would have priority over common partnership interests with respect to distributions from the partnership, including the partnership interests that we own as general partner.
Redemption Rights
     Pursuant to Section 8.04 of the partnership agreement, all of the current holders of the units of our operating partnership, other than us, have redemption rights, which enable them to cause us to redeem their units for common shares of our company on a one-for-one basis, subject to adjustments for stock splits, dividends, recapitalizations and similar events, or, at our option, to redeem their units for a cash amount equal to the value of the common shares into which the units would otherwise be converted. The cash value of such common shares shall be calculated from the average of the daily market price of our common shares on the NYSE for the ten-consecutive-trading-day period immediately preceding the date that the holder of the units provides notice of redemption. As of June 30, 2008, third party limited partners owned in the aggregate, 776,384 units of our operating partnership. Holders of units of our operating partnership are prohibited from redeeming their units until the units have been held for at least one year unless we elect to waive this restriction. Notwithstanding the foregoing, a limited partner shall not be entitled to exercise its redemption rights to the extent that the issuance of common shares to the limited partner would:
▪	result in any person owning, directly or indirectly, common shares in excess of the ownership limitations set forth in our declaration of trust;
▪	result in our shares of beneficial interest being owned by fewer than 100 persons, as determined without reference to any rules of attribution;
▪	result in our being “closely held” within the meaning of Section 856(h) of the Internal Revenue Code;
▪	cause us to own, actually or constructively, 10% or more of the ownership interests in a tenant of our or the partnership’s real property, within the meaning of Section 856(d)(2)(B) of the Internal Revenue Code; or
▪	be likely to cause the acquisition of common shares by such redeeming limited partner to be “integrated” with any other distribution of common shares or units of our operating partnership for purposes of complying with the Securities Act.
In all cases, however, each limited partner may not exercise the redemption right:
▪	for fewer than 1,000 units of our operating partnership or, if such limited partner holds fewer than 1,000 units, all of the units held by such limited partner, without our consent;
▪	with respect to more than the number of units that would, upon redemption, result in such limited partner or any other person owning, directly or indirectly, common shares in excess of the applicable ownership limitation; and

▪	more than two times annually.
     The partnership agreement requires that the partnership be operated in a manner that enables us to satisfy the requirements for being classified as a REIT, to avoid any federal income or excise tax liability imposed by the Internal Revenue Code, other than any federal income tax liability associated with our retained capital gains, and to ensure that the partnership will not be classified as a “publicly traded partnership” taxable as a corporation under Section 7704 of the Internal Revenue Code.
     In addition to the administrative and operating costs and expenses incurred by the partnership, the partnership will pay all of our administrative costs and expenses and these expenses will be treated as expenses of the partnership. Our expenses generally include:
▪	all expenses relating to our continuity of existence;

▪	all expenses relating to offerings and registration of securities;

▪	all expenses associated with the preparation and filing of any of our periodic reports under federal, state or local laws or regulations;

▪	all expenses associated with our compliance with laws, rules and regulations promulgated by any regulatory body; and

▪	all of our other operating or administrative costs incurred in the ordinary course of business on behalf of the partnership.
Distributions
     The partnership agreement provides that the partnership will make cash distributions in amounts and at such times as determined by us in our sole discretion, to us and the limited partners in accordance with the respective percentage interests of the partners in the partnership.
     Upon liquidation of the partnership, after payment of, or adequate provision for, debts and obligations of the partnership, including any partner loans, any remaining assets of the partnership will be distributed to the partners with positive capital accounts in accordance with their respective positive capital account balances.
Allocations
     Profits and losses of the partnership, including depreciation and amortization deductions, for each fiscal year generally are allocated to the partners in accordance with their respective percentage interests in the partnership. All of the foregoing allocations are subject to compliance with the provisions of Sections 704(b) and 704(c) of the Internal Revenue Code and Treasury Regulations promulgated thereunder. Unless a different method is selected by us, as general partner, the partnership will use the “traditional method” under Section 704(c) of the Internal Revenue Code for allocating items with respect to which the fair market value at the time of contribution differs from the adjusted tax basis at the time of contribution.
Term
     The partnership will have perpetual existence, unless dissolved upon:
▪	our bankruptcy, dissolution or withdrawal (unless the limited partners elect to continue the partnership);

▪	the passage of 90 days after the sale or other disposition of all or substantially all the assets of the partnership;

▪	the redemption of all units of our operating partnership, other than those held by us, if any; or

▪	an election by us in our capacity as the sole general partner of our operating partnership.
Tax Matters
     Pursuant to the partnership agreement, the general partner is the tax matters partner of the partnership. Accordingly, as general partner of our operating partnership, we have authority to handle tax audits and to make tax elections under the Internal Revenue Code on behalf of the partnership.

FEDERAL INCOME TAX CONSIDERATIONS
     This section summarizes the current material federal income tax consequences to our company and to our shareholders generally resulting from the treatment of our company as a REIT. Because this section is a general summary, it does not address all of the potential tax issues that may be relevant to you in light of your particular circumstances. The discussion does not address all aspects of taxation that may be relevant to particular investors in light of their personal investment or tax circumstances, or to certain types of investors that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations (except to the limited extent discussed in “Taxation of Tax-Exempt Shareholders”), financial institutions or broker-dealers, non-U.S. individuals and foreign corporations (except to the limited extent discussed in “Taxation of Non-U.S. Shareholders”) and other persons subject to special tax rules.
     The statements in this section and the opinion of Hunton & Williams LLP, described below, are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.
     We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our common shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.
Taxation of Our Company
     We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 2003. We believe that, commencing with such short taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Internal Revenue Code and intend to continue to operate in such a manner. However, no assurances can be given that our beliefs or expectations will be fulfilled, since qualification as a REIT depends on our continuing to satisfy numerous asset, income, stock ownership and distribution tests described below, the satisfaction of which depends, in part, on our operating results.
     The sections of the Internal Revenue Code relating to qualification and operation as a REIT, and the federal income taxation of a REIT and its shareholders, are highly technical and complex. The following discussion sets forth only the material aspects of those sections. This summary is qualified in its entirety by the applicable Internal Revenue Code provisions and the related rules and regulations.
     In the opinion of Hunton & Williams LLP, we qualified to be taxed as a REIT for our taxable years ended December 31, 2004 through December 31, 2007 and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2008 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change, possibly on a retroactive basis. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal income tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operations for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Requirements for Qualification — Failure to Qualify.”
     If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning shares in a corporation. However, we will be subject to federal tax in the following circumstances:

▪	We are subject to the corporate federal income tax on any taxable income, including net capital gain, that we do not distribute to shareholders during, or within a specified time period after, the calendar year in which the income is earned.
▪	We may be subject to the corporate “alternative minimum tax” on any items of tax preference, including any deductions of net operating losses.

▪	We are subject to tax, at the highest corporate rate, on:
▪	net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business, and

▪	other non-qualifying income from foreclosure property.
▪	We are subject to a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.
▪	If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under “— Requirements for Qualification — Gross Income Tests,” but nonetheless continue to qualify as a REIT because we meet other requirements, we will be subject to a 100% tax on:
▪	the greater of (1) the amount by which we fail the 75% gross income test, or (2) the amount by which 90% (or 95% commencing with our 2005 taxable year) of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied, in either case, by

▪	a fraction intended to reflect our profitability.
▪	If we fail to distribute during a calendar year at least the sum of: (1) 85% of our REIT ordinary income for the year, (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income required to be distributed from earlier periods, then we will be subject to a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.
▪	If we fail any of the asset tests (other than a de minimis failure of the 5% asset test or the 10% vote or value test) occurring during our 2005 and subsequent taxable years, as described below under “— Requirements for Qualification — Asset Tests,” as long as (1) the failure was due to reasonable cause and not to willful neglect, (2) we file a description of each asset that caused such failure with the Internal Revenue Service, and (3) we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
▪	If we fail to satisfy one or more requirements for REIT qualification during our 2005 and subsequent taxable years, other than the gross income tests and the asset tests, and such failure is due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.
▪	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.
▪	We will be subject to a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.
▪	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax generally is the lesser of:

▪	the amount of gain that we recognize at the time of the sale or disposition, and

▪	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.
▪	We may be required to pay monetary penalties to the Internal Revenue Service in certain circumstances, including if we fail to meet record-keeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s shareholders, as described below in “— Requirements for Qualification—Recordkeeping Requirements.”
▪	The earnings of our lower-tier entities that are subchapter C corporations, including taxable REIT subsidiaries, are subject to federal corporate income tax.
     In addition, we may be subject to a variety of taxes, including payroll taxes and state, local and foreign income, property and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Requirements for Qualification
     To qualify as a REIT, we must elect to be treated as a REIT, and we must meet various (a) organizational requirements, (b) gross income tests, (c) asset tests, and (d) annual distribution requirements.
     Organizational Requirements. A REIT is a corporation, trust or association that meets each of the following requirements:
          (1) It is managed by one or more trustees or directors;
          (2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest;
          (3) It would be taxable as a domestic corporation, but for Sections 856 through 860 of the Internal Revenue Code;
          (4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;
          (5) At least 100 persons are beneficial owners of its shares or ownership certificates (determined without reference to any rules of attribution);
          (6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year;
          (7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;
          (8) It uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and
          (9) It meets certain other qualifications, tests described below, regarding the nature of its income and assets and the distribution of its income.
     We must meet requirements 1 through 4, 8 and 9 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining information concerning the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. Our declaration of trust provides for restrictions regarding the ownership and transfer of our common shares so that we should continue to satisfy these requirements. The provisions of the declaration of trust restricting the ownership and transfer of our common shares are described in “Description of Capital Shares — Restrictions on Ownership and Transfer.”
     For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares in proportion to their actuarial interests in the trust for purposes of requirement 6. We believe we have issued sufficient shares of beneficial interest with enough diversity of ownership to satisfy requirements 5 and 6 set forth above.

     We may not qualify as a REIT for any year if at the close of such year we have undistributed “earnings and profits” accumulated in any non-REIT year for which we or our predecessor, First Potomac Realty Investment Trust, Inc., as the case may be, did not qualify as an S corporation for federal income tax purposes. Although we believe that we and our predecessor corporation have qualified as an S corporation for federal income tax purposes for all tax years prior to our initial public offering, if it is determined that we or our predecessor corporation did not so qualify, we may inadvertently fail to qualify as a REIT. Any such failure to qualify may also prevent us from qualifying as a REIT for any of the following four taxable years.
     A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. A “qualified REIT subsidiary” is a corporation, all of the capital stock of which is owned by the REIT and that has not elected to be a taxable REIT subsidiary. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.
     An unincorporated domestic entity, such as a partnership or limited liability company that has a single owner, generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners is generally treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities and items of income of our operating partnership and any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, is treated as our assets and gross income for purposes of applying the various REIT qualification requirements. For purposes of the 10% value test (described in “Requirements for Qualification—Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital of the partnership.
     A REIT is permitted to own up to 100% of the stock of one or more “taxable REIT subsidiaries.” A taxable REIT subsidiary is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel (or, beginning with our 2009 taxable year, a health care facility) if such rights are held by the taxable REIT subsidiary as a franchisee, licensee, or in a similar capacity and such hotel (or, beginning with our 2009 taxable year, such health care facility) is either owned by the taxable REIT subsidiary or leased to the taxable REIT subsidiary by its parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a taxable REIT subsidiary. A taxable REIT subsidiary will pay income tax at regular corporate rates on any income that it earns. In addition, the taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to its parent REIT to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We may engage in activities indirectly through a taxable REIT subsidiary as necessary or convenient to avoid obtaining the benefit of income or services that would jeopardize our REIT status if we engaged in the activities directly. In particular, we would likely engage in activities through a taxable REIT subsidiary if we wished to provide services to unrelated parties which might produce income that does not qualify under the gross income tests described below. We might also dispose of an unwanted asset through a taxable REIT subsidiary as necessary or convenient to avoid the 100% tax on income from prohibited transactions. See description below under “Prohibited Transactions.”
     We currently have one taxable REIT subsidiary, First Potomac TRS Holdings, Inc., which has not engaged in any business activities. Certain of our management activities may be conducted in the future through First Potomac TRS Holdings, Inc. or another taxable REIT subsidiary which will be subject to federal and state income taxes on their net income at the standard corporate rates.
     Gross Income Tests. We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or qualified temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:
▪	rents from real property;

▪	interest on debt secured by mortgages on real property or on interests in real property;

▪	dividends or other distributions on, and gain from the sale of, shares in other REITs;

▪	gain from the sale of real estate assets;

▪	income and gain derived from foreclosure property; and
▪	income derived from the temporary investment of new capital that is attributable to the issuance of our shares of beneficial interest or a public offering of our debt with a maturity date of at least five years and that we receive during the one year period beginning on the date on which we receive such new capital.
     Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities, income from certain hedging instruments (during our 2004 and prior taxable years) or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests. In addition, commencing with our 2005 taxable year income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that are clearly and timely identified as such will be excluded from both the numerator and the denominator for purposes of the 95% gross income test (but not the 75% gross income test). Income and gain from “hedging transactions” entered into after July 30, 2008 that are clearly and timely identified as such will also be excluded from both the numerator and the denominator for purposes of the 75% gross income test. In addition, certain foreign currency gains recognized after July 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.” The following paragraphs discuss the specific application of the gross income tests to us.
     Rents from Real Property. Rent that we receive from our real property will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met.
     First, the rent must not be based in whole or in part on the income or profits of any person. Participating rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:
▪	are fixed at the time the leases are entered into;
▪	are not renegotiated during the term of the leases in a manner that has the effect of basing percentage rent on income or profits; and

▪	conform with normal business practice.
     More generally, the rent will not qualify as “rents from real property” if, considering the relevant lease and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the rent on income or profits. We have represented to Hunton & Williams LLP that we intend to set and accept rents which are fixed dollar amounts or a fixed percentage of gross revenue, and not to any extent by reference to any person’s income or profits, in compliance with the rules above.
     Second, we must not own, actually or constructively, 10% or more of the stock of any corporate tenant or the assets or net profits of any tenant, referred to as a related party tenant, other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock or any assets or net profits of any tenant directly. In addition, our declaration of trust prohibits transfers of our shares that would cause us to own actually or constructively, 10% or more of the ownership interests in a tenant. Based on the foregoing we should never own, actually or constructively, 10% or more of any tenant other than a taxable REIT subsidiary. We have represented to Hunton & Williams LLP that we will not rent any property to a related-party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a tenant (or a subtenant, in which case only rent attributable to the subtenant is disqualified) other than a taxable REIT subsidiary at some future date.

     As described above, we currently have one taxable REIT subsidiary. Under an exception to the related-party tenant rule described in the preceding paragraph, rent that we receive from a taxable REIT subsidiary will qualify as “rents from real property” as long as (1) at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related-party tenants, and (2) the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a taxable REIT subsidiary in which we own directly or indirectly more than 50% of the voting power or value of the stock (a “controlled taxable REIT subsidiary”) will not be treated as “rents from real property.” If in the future we receive rent from a taxable REIT subsidiary, we will seek to comply with this exception.
     Third, the rent attributable to the personal property leased in connection with a lease of real property must not be greater than 15% of the total rent received under the lease. The rent attributable to personal property under a lease is the amount that bears the same ratio to total rent under the lease for the taxable year as the average of the fair market values of the leased personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property covered by the lease at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each of our leases, we believe that the personal property ratio generally is less than 15%. Where that is not, or may in the future not be, the case, we believe that any income attributable to personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 75% or 95% gross income test and thus lose our REIT status.
     Fourth, we cannot furnish or render noncustomary services to the tenants of our properties, or manage or operate our properties, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Finally, we may own up to 100% of the stock of one or more taxable REIT subsidiaries, which may provide noncustomary services to our tenants without tainting our rents from the related properties. We have not performed, and do not intend to perform, any services other than customary ones for our tenants, other than services provided through independent contractors or taxable REIT subsidiaries.
     If a portion of the rent we receive from a property does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status, unless we qualify for certain statutory relief provisions. By contrast, in the following circumstances, none of the rent from a lease of property would qualify as “rents from real property”: (1) the rent is considered based on the income or profits of the tenant; (2) the lessee is a related party tenant or fails to qualify for the exception to the related-party tenant rule for qualifying taxable REIT subsidiaries; or (3) we furnish noncustomary services to the tenants of the property, or manage or operate the property, other than through a qualifying independent contractor or a taxable REIT subsidiary. In any of these circumstances, we could lose our REIT status, unless we qualify for certain statutory relief provisions, because we would be unable to satisfy either the 75% or 95% gross income test.
     Tenants may be required to pay, in addition to base rent, reimbursements for certain amounts we are obligated to pay to third parties (such as a lessee’s proportionate share of a property’s operational or capital expenses), penalties for nonpayment or late payment of rent or additions to rent. These and other similar payments should qualify as “rents from real property.” To the extent they do not, they should be treated as interest that qualifies for the 95% gross income test.
     Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of the amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely because it is based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the profit or net cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

     Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets are held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. A safe harbor to the characterization of the sale of property by a REIT as a prohibited transaction and the 100% prohibited transaction tax is available if the following requirements are met:
▪	the REIT has held the property for not less than four years (or, for sales made after July 30, 2008, two years);
▪	the aggregate expenditures made by the REIT, or any partner of the REIT, during the four-year period (or, for sales made after July 30, 2008, two-year period) preceding the date of the sale that are includable in the basis of the property do not exceed 30% of the selling prince of the property;
▪	either (1) during the year in question, the REIT did not make more than seven sales of property other than foreclosure property or sales to which Section 1033 of the Internal Revenue Code applies, (2) the aggregate adjusted bases of all such properties sold by the REIT during the year did not exceed 10% of the aggregate bases of all of the assets of the REIT at the beginning of the year or (3) for sales made after July 30, 2008, the aggregate fair market value of all such properties sold by the REIT during the year did not exceed 10% of the aggregate fair market value of all of the assets of the REIT at the beginning of the year;
▪	in the case of property not acquired through foreclosure or lease termination, the REIT has held the property for at least four years (or, for sales made after July 30, 2008, two years) for the production of rental income; and
▪	if the REIT has made more than seven sales of non-foreclosure property during the taxable year, substantially all of the marketing and development expenditures with respect to the property were made through an independent contractor from whom the REIT derives no income.
     We will attempt to comply with the terms of the safe-harbor provision in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.” We may, however, form or acquire a taxable REIT subsidiary to hold and dispose of those properties we conclude may not fall within the safe-harbor provisions.
     Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, which includes certain foreign currency gains and related deductions recognized subsequent to July 30, 2008, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:
▪	that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;
▪	for which the related loan or leased property was acquired by the REIT at a time when the default was not imminent or anticipated; and

▪	for which the REIT makes a proper election to treat the property as foreclosure property.
     A REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property (or longer if an extension is granted by the Secretary of the Treasury). This period (as extended, if applicable) terminates, and foreclosure property ceases to be foreclosure property on the first day:
▪	on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;
▪	on which any construction takes place on the property, other than completion of a building or, any other improvement, where more than 10% of the construction was completed before default became imminent; or
▪	which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.
     Hedging Transactions. From time to time, we enter into hedging transactions with respect to our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. Prior to our 2005 taxable year, any periodic income or gain from the disposition of any financial instrument for these or similar transactions to hedge indebtedness we incurred to acquire or carry “real estate assets” was qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent we hedged with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions should have been treated for the gross income tests. Commencing with our 2005 taxable year, income and gain from “hedging transactions” will be excluded from gross income for purposes of the 95% gross income test, but not the 75% gross income test. For hedging transactions entered into after July 30, 2008, income and gain from “hedging transactions” will be excluded from gross income for purposes of both the 75% and 95% gross income tests. A “hedging transaction” means either (1) any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets or (2) for transactions entered into after July 30, 2008, any transaction entered into primarily to manage the risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% gross income test (or any property which generates such income or gain). We will be required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and to satisfy other identification requirements. We intend to structure any hedging or similar transactions so as not to jeopardize our status as a REIT.
     Foreign Currency Gain. Certain foreign currency gains recognized after June 30, 2008 will be excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” will be excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” will be excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to any certain foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.
     Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Prior to our 2005 taxable year, those relief provisions generally were available if:
▪	our failure to meet these tests was due to reasonable cause and not to willful neglect;

▪	we attached a schedule of the sources of our income to our tax return; and

▪	any incorrect information on the schedule is not due to fraud with intent to evade tax.
     Commencing with our 2005 taxable year, those relief provisions will be available if:
▪	our failure to meet those tests is due to reasonable cause and not to willful neglect; and
▪	following such failure for any taxable year, a schedule of the sources of our income is filed with the Internal Revenue Service in accordance with regulations prescribed by the Secretary of the Treasury.
     We cannot predict, however, whether any failure to meet these tests will qualify for the relief provisions. As discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test, or (2) the excess of 90% (or 95% commencing with our 2005 taxable year) of our gross income over the amount of gross income qualifying under the 95% gross income test, multiplied, in either case, by a fraction intended to reflect our profitability.
     Asset Tests. To maintain our qualification as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year.
     First, at least 75% of the value of our total assets must consist of:
▪	cash or cash items, including certain receivables;

▪	government securities;

▪	interests in real property, including leaseholds and options to acquire real property and leaseholds;

▪	interests in mortgages on real property;

▪	stock in other REITs; and
▪	investments in stock or debt instruments during the one year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five year term.
     Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.
     Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.
     Fourth, no more than 20% of the value of our total assets (or, beginning with our 2009 taxable year, 25% of the value of our total assets) may consist of the securities of one or more taxable REIT subsidiaries.
     Fifth, no more than 25% of the value of our total assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
     For purposes of the 5% asset test and the 10% vote or value test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary, mortgage loans that constitute real estate assets, or equity interests in a partnership. The term “securities”, however, generally includes debt securities issued by a partnership or another REIT, except that for purposes of the 10% value test, the term “securities” does not include:
▪	“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors. “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled taxable REIT subsidiary hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:
▪	a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and
▪	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.
▪	Any loan to an individual or an estate.

▪	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

▪	Any obligation to pay “rents from real property.”

▪	Certain securities issued by governmental entities.

▪	Any security issued by a REIT.
▪	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes in which we are a partner to the extent of our proportionate interest in the debt and equity securities of the partnership.
▪	Any debt instrument issued by an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification—Gross Income Tests.”
     For purposes of the 10% value test, our proportionate share of the assets of a partnership is our proportionate interest in any securities issued by the partnership, without regard to the securities described in the last two bullet points above.
     We will monitor the status of our assets for purposes of the various asset tests and will manage our portfolio in order to comply at all times with such tests. If we fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if:
▪	we satisfied the asset tests at the end of the preceding calendar quarter; and
▪	the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.
     If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.
     In the event that, at the end of any calendar quarter beginning with our 2005 taxable year, we violate the 5% asset test or 10% vote or value test described above, we will not lose our REIT status if (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of any other failure of the asset tests beginning with our 2005 taxable year, we will not lose our REIT status if (i) the failure was due to reasonable cause and not to willful neglect, (ii) we file a description of each asset causing the failure with the Internal Revenue Service, (iii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify the failure, and (iv) we pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.
     Distribution Requirements. Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount not less than:

▪	the sum of
▪	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

▪	90% of our after-tax net income, if any, from foreclosure property, minus
▪	the sum of certain items of non-cash income.
     Generally, we must pay such distributions in the taxable year to which they relate, or in the following taxable year if either (a) we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration or (b) we declare the distribution in October, November, or December of the taxable year, payable to shareholders of record on a specified day in any such month, and we actually pay the dividend before the end of January of the following year. The distributions under clause (a) are taxable to the shareholders in the year in which paid, and the distributions in clause (b) are treated as paid on December 31st of the prior taxable year. In both instances, these distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
     We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January of the following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:
▪	85% of our REIT ordinary income for the year,

▪	95% of our REIT capital gain income for the year, and

▪	any undistributed taxable income from prior periods,
we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.
     It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the 4% nondeductible excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.
     Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.
     Recordkeeping Requirements. We must maintain certain records in order to qualify as a REIT. In addition, to avoid paying a penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares. We have complied and intend to continue to comply with these requirements.
     Failure to Qualify. Commencing with our 2005 taxable year, if we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.”

     If we were to fail to qualify as a REIT in any taxable year and no relief provision applied, we would have the following consequences. We would be subject to federal income tax and any applicable alternative minimum tax at regular corporate rates applicable to regular C corporations on our taxable income, determined without reduction for amounts distributed to shareholders. We would not be required to make any distributions to shareholders, and any distributions to shareholders would be taxable as dividend income to the extent of our current and accumulated earnings and profits. In such event, to the extent of our current and accumulated earnings and profits, all distributions to most domestic noncorporate stockholders would be eligible to be treated as qualified dividend income, which currently is taxed at capital gains rates (through 2010). Corporate shareholders could be eligible for a dividends-received deduction if certain conditions are satisfied. Unless we qualified for relief under specific statutory provisions, we would not be permitted to elect taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.
     Taxable REIT Subsidiaries. As described above, we may own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to have income that would not be qualifying income if earned directly by us. However, a taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated, unless such rights are provided to an “eligible independent contractor” to operate or manage a hotel (or, beginning with our 2009 taxable year, a health care facility) if such rights are held by the taxable REIT subsidiary as a franchisee, licensee, or in a similar capacity and such hotel (or, beginning with our 2009 taxable, such health care facility) was either owned by the taxable REIT subsidiary or leased to the taxable REIT subsidiary by us. A taxable REIT subsidiary may provide services to our tenants and engage in activities unrelated to our tenants, such as third-party management, development, and other independent business activities.
     We and a subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary directly or indirectly owns more than 35% of the value or voting power of all outstanding stock of a corporation, the corporation will automatically also be treated as a taxable REIT subsidiary. Overall, no more than 20% (or, beginning with our 2009 taxable year, 25%) of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.
     Rent we receive from our taxable REIT subsidiaries will qualify as “rents from real property” as long as at least 90% of the leased space in the property is leased to persons other than taxable REIT subsidiaries and related party tenants, and the amount paid by the taxable REIT subsidiary to rent space at the property is substantially comparable to rents paid by other tenants of the property for comparable space. The “substantially comparable” requirement must be satisfied when the lease is entered into, when it is extended, and when the lease is modified, if the modification increases the rent paid by the taxable REIT subsidiary. If the requirement that at least 90% of the leased space in the related property is rented to unrelated tenants is met when a lease is entered into, extended, or modified, such requirement will continue to be met as long as there is no increase in the space leased to any taxable REIT subsidiary or related party tenant. Any increased rent attributable to a modification of a lease with a controlled taxable REIT subsidiary will not be treated as “rents from real property.” The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the taxable REIT subsidiary is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.
     We currently have one taxable REIT subsidiary, First Potomac TRS Holdings, Inc., which has not engaged in any business activities. Certain of our management activities may be conducted in the future through First Potomac TRS Holdings, Inc. or another taxable REIT subsidiary which will be subject to federal, state and local income taxes on their net income at the standard corporate rates.
     State and Local Taxes. We and/or our shareholders may be subject to taxation by various states and localities, including those in which we or a shareholder transacts business, owns property or resides. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, shareholders should consult their own tax advisors regarding the effect of state and local tax laws upon an investment in the securities.

Taxation of Taxable U.S. Shareholders
     The term “U.S. shareholder” means a holder of the common shares that, for U.S. federal income tax purposes, is:
▪	a citizen or resident of the United States;
▪	a corporation (including an entity treated as a corporation for federal income tax purposes) created or organized under the laws of the United States, any of its states or the District of Columbia;
▪	an estate whose income is subject to U.S. federal income taxation regardless of its source; or
▪	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.
     As long as we qualify as a REIT, a taxable “U.S. shareholder” will be required to take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain. A U.S. shareholder will not qualify for the dividends-received deduction generally available to corporations. Dividends paid to a U.S. shareholder generally will not qualify for the 15% tax rate for “qualified dividend income.” Legislation enacted in 2003 and 2006 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2010. Without future congressional action, the maximum tax rate on qualified dividend income will move to 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most noncorporate U.S. shareholders. Because a REIT is not generally subject to federal income tax on the portion of its REIT taxable income distributed to its shareholders, our dividends generally will not be eligible for the 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will be taxed at the higher rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a U.S. shareholder must hold our common shares for more than 60 days during the 121-day period beginning on the date that is 60 days before the date on which our common shares becomes ex-dividend.
     If a partnership, entity or arrangement treated as a partnership for federal income tax purposes holds our common shares, the federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. If you are a partner in a partnership holding our common shares, you should consult your tax advisor regarding the consequences of the ownership and disposition of our common shares by the partnership.
     Any distribution we declare in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any of those months will be treated as paid by us and received by the U.S. shareholder on December 31 of the year, provided we actually pay the distribution during January of the following calendar year.
     Distributions to a U.S. shareholder which we designate as capital gain dividends will generally be treated as long-term capital gain, without regard to the period for which the U.S. shareholder has held its common shares. We generally will designate our capital gain dividends as either 15% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.
     We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its common shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.
     A U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. shareholder’s common shares. Instead, the distribution will reduce the adjusted basis of the shares, and any amount in excess of both our current and accumulated earnings and profits and the adjusted basis will be treated as capital gain, long-term if the shares have been held for more than one year, provided the shares are a capital asset in the hands of the U.S. shareholder.

     Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, these losses are generally carried over by us for potential offset against our future income. Taxable distributions from us and gain from the disposition of common shares will not be treated as passive activity income; and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of common shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.
     Taxation of U.S. Shareholders on the Disposition of Common Shares. In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common shares as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year, and otherwise as short-term capital gain or loss. In general, a U.S. shareholder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. shareholder’s adjusted tax basis. A U.S. shareholder’s adjusted tax basis generally will equal the U.S. shareholder’s acquisition cost, increased by the excess of net capital gains deemed distributed to the U.S. shareholder less tax deemed paid by it and reduced by any returns of capital. However, a U.S. shareholder must treat any loss upon a sale or exchange of common shares held by such shareholder for six months or less as a long-term capital loss to the extent of capital gain dividends and any actual or deemed distributions from us that such U.S. shareholder treats as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of common shares may be disallowed if the U.S. shareholder purchases other common shares within 30 days before or after the disposition.
     Capital Gains and Losses. The tax-rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate is currently 35.0% (which rate will apply for the period through December 31, 2010). The maximum tax rate on long-term capital gain applicable to U.S. shareholders taxed at individual rates is 15% through December 31, 2010. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property” (i.e., generally, depreciable real property) is 25% to the extent the gain would have been treated as ordinary income if the property were “section 1245 property” (i.e., generally, depreciable personal property). We generally may designate whether a distribution we designate as capital gain dividends (and any retained capital gain that we are deemed to distribute) is taxable to non-corporate shareholders at a 15% or 25% rate. The characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum of $3,000 annually. A non-corporate taxpayer may carry unused capital losses forward indefinitely. A corporate taxpayer must pay tax on its net capital gain at corporate ordinary-income rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses carried back three years and forward five years.
     Information Reporting Requirements and Backup Withholding. We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year and the amount of tax we withhold, if any. A shareholder may be subject to backup withholding at a rate of up to 28% with respect to distributions unless the holder:
▪	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or
▪	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.
     A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us.
Taxation of Tax-Exempt Shareholders
     Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their “unrelated business taxable income.” While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income so long as the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of common shares with debt, a portion of the income it received from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit-sharing trust that owns more than 10% of our shares of beneficial interest (by value) must treat a percentage of the dividends it receives from us as unrelated business taxable income. Such percentage is equal to the gross income we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. This rule applies to a pension trust holding more than 10% of our shares only if:
▪	the percentage of our dividends which the tax-exempt trust must treat as unrelated business taxable income is at least 5%;
▪	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares in proportion to their actuarial interests in the pension trust; and

▪	either:
▪	one pension trust owns more than 25% of the value of our shares of beneficial interest; or
▪	one or more pension trusts each individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.
Taxation of Non-U.S. Shareholders
     The term “non-U.S. shareholder” means a holder of our common stock that is not a U.S. shareholder or a partnership (or an entity treated as a partnership for federal income tax purposes). The rules governing U.S. federal income taxation of non-U.S. shareholders are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, local and foreign income tax laws on ownership of common shares, including any reporting requirements.
     A non-U.S. shareholder that receives a distribution which is not attributable to gain from our sale or exchange of a “United States real property interest” (a “USRPI”) (defined below) and that we do not designate a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax. However, a non-U.S. shareholder generally will be subject to federal income tax at graduated rates on any distribution treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, in the same manner as U.S. shareholders are taxed on distributions. A corporate non-U.S. shareholder may, in addition, be subject to the 30% branch profits tax with respect to that distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any distribution paid to a non-U.S. shareholder unless either:
▪	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

▪	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.
     A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its common shares. Instead, the excess portion of the distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of common shares, as described below. Because we generally cannot determine at the time we make a distribution whether the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.
     We may be required to withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent we do not do so, we may withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

     For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions attributable to gain from our sale or exchange of a USRPI under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”). A USRPI includes certain interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property. Under FIRPTA, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of USRPIs as if the gain were effectively connected with the conduct of a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gain rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder may receive a credit against our tax liability for the amount we withhold.
     Capital gain distributions to the holders of our common shares that are attributable to our sale of real property will be treated as ordinary dividends rather than as gain from the sale of a USRPI, as long as (i) our common shares continue to be “regularly traded” on an established securities market in the United States and (ii) the non-U.S. shareholder did not own more than 5% of our common shares any time during the one-year period prior to the distribution. As a result, non-U.S. shareholders owning 5% or less of our common shares generally would be subject to withholding tax on such capital gain distributions in the same manner as they are subject to withholding tax on ordinary dividends. If our common shares cease to be regularly traded on an established securities market in the United States or the non-U.S. shareholder owned more than 5% of our common shares any time during the one-year period prior to the distribution, capital gain distributions that are attributable to our sale of real property would be subject to tax under FIRPTA, as described in the preceding paragraph. Moreover, if a non-U.S. shareholder disposes of our common shares during the 30-day period preceding a dividend payment, and such non-U.S. shareholder (or a person related to such non-U.S. shareholder) acquires or enters into a contract or option to acquire our common shares within 61 days of the 1st day of the 30 day period described above, and any portion of such dividend payment would, but for the disposition, be treated as a USRPI capital gain to such non-U.S. shareholder, then such non-U.S. shareholder shall be treated as having USRPI capital gain in an amount that, but for the disposition, would have been treated as USRPI capital gain.
     A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain on a sale of common shares as long as, at all times, non-U.S. persons hold, directly or indirectly, less than 50% in value of the outstanding common shares. We cannot assure you that this test will be met. In addition, a non-U.S. shareholder that owned, actually or constructively, 5% or less of the outstanding common shares at all times during a specified testing period will not incur tax under FIRPTA on gain from a sale of common shares if the shares are “regularly traded” on an established securities market. Because our common shares are “regularly traded” on an established securities market, we expect that a non-U.S. shareholder generally will not incur tax under FIRPTA on gain from a sale of common shares unless it owns or has owned more than 5% of the common shares at any time during the five year period to such sale. Any gain subject to tax under FIRPTA will be treated in the same manner as it would be in the hands of U.S. shareholders subject to alternative minimum tax, but under a special alternative minimum tax in the case of nonresident alien individuals.
     A non-U.S. shareholder generally will incur tax on gain not subject to FIRPTA if:
▪	the gain is effectively connected with the conduct of the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to the gain; or
▪	the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on capital gains.
Other Tax Consequences
     Tax Aspects of Our Investments in the Operating Partnership. The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investment in our operating partnership and any subsidiary partnerships or limited liability companies we form or acquire that are treated as partnerships for federal income tax purposes, each individually referred to as a “Partnership” and, collectively, as “Partnerships.” The following discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.
     Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation.

An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:
▪	is treated as a partnership under the Treasury regulations relating to entity classification (the “check-the-box regulations”); and

▪	is not a “publicly traded” partnership.
     Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity does not make an election, it generally will be treated as a partnership for federal income tax purposes. We intend that each Partnership will be classified as a partnership for federal income tax purposes (or else a disregarded entity where there are not at least two separate beneficial owners).
     A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market (or a substantial equivalent). A publicly traded partnership is generally treated as a corporation for federal income tax purposes, but will not be so treated if, for each taxable year beginning after December 31, 1987 in which it was classified as a publicly traded partnership, at least 90% of the partnership’s gross income consisted of specified passive income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).
     Treasury regulations, referred to as PTP regulations, provide limited safe harbors from treatment as a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. For the determination of the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in the partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership should qualify for the private placement exclusion.
     We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we would not be able to qualify as a REIT, unless we qualify for certain relief provisions. See “— Requirements for Qualification — Gross Income Tests” and “— Requirements for Qualification — Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “— Requirements for Qualification — Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.
Income Taxation of the Partnerships and Their Partners
     Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. We will therefore take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for each taxable year of the Partnership ending with or within our taxable year, even if we receive no distribution from the Partnership for that year or a distribution less than our share of taxable income. Similarly, even if we receive a distribution, it may not be taxable if the distribution does not exceed our adjusted tax basis in our interest in the Partnership.
     Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

     Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to (a) appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership or (b) property revalued on the books of a partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss, referred to as “built-in gain” or “built-in loss,” is generally equal to the difference between the fair market value of the contributed or revalued property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, referred to as a book-tax difference. Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods. Unless we as general partner select a different method, our operating partnership will use the traditional method for allocating items with respect to which there is a book-tax difference.
     Basis in Partnership Interest. Our adjusted tax basis in any partnership interest we own generally will be:
▪	the amount of cash and the basis of any other property we contribute to the partnership;
▪	increased by our allocable share of the partnership’s income (including tax-exempt income) and our allocable share of indebtedness of the partnership; and
▪	reduced, but not below zero, by our allocable share of the partnership’s loss, the amount of cash and the basis of property distributed to us, and constructive distributions resulting from a reduction in our share of indebtedness of the partnership.
     Loss allocated to us in excess of our basis in a partnership interest will not be taken into account until we again have basis sufficient to absorb the loss. A reduction of our share of partnership indebtedness will be treated as a constructive cash distribution to us, and will reduce our adjusted tax basis. Distributions, including constructive distributions, in excess of the basis of our partnership interest will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.
     Depreciation Deductions Available to Partnerships. The initial tax basis of property is the amount of cash and the basis of property given as consideration for the property. A partnership in which we are a partner generally will depreciate property for federal income tax purposes under the modified accelerated cost recovery system of depreciation, referred to as MACRS. Under MACRS, the partnership generally will depreciate furnishings and equipment over a seven year recovery period using a 200% declining balance method and a half-year convention. If, however, the partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Tax legislation enacted in 2003 provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property with a recovery period of less than 20 years, such as furnishings and equipment. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. A first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property is available for qualified property that is acquired after December 31, 2007 and before January 1, 2009, and that is placed in service before January 1, 2009. “Qualified property” includes qualified leasehold improvement property (as defined above) and property with a recovery period of less than 20 years such as furnishings and equipment. Under MACRS, the partnership generally will depreciate buildings and improvements over a 39 year recovery period using a straight line method and a mid-month convention. In addition, certain qualified leasehold improvement property placed in service before January 1, 2006 will be depreciated over a 15 year recovery period using a straight method and a half-year convention. The partnership’s initial basis in properties acquired in exchange for units of the partnership should be the same as the transferor’s basis in such properties on the date of acquisition. Although the law is not entirely clear, the partnership generally will depreciate such property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The partnership’s tax depreciation deductions will be allocated among the partners in accordance with their respective interests in the partnership, except to the extent that the partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed or revalued properties that results in our receiving a disproportionate share of such deductions.

     Sale of a Partnership’s Property. Generally, any gain realized by a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of the gain treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed or revalued properties will be allocated first to the partners who contributed the properties or who were partners at the time of revaluation, to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on contributed or revalued properties is the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution or revaluation. Any remaining gain or loss recognized by the Partnership on the disposition of contributed or revalued properties, and any gain or loss recognized by the Partnership on the disposition of other properties, will be allocated among the partners in accordance with their percentage interests in the Partnership.
     Our share of any Partnership gain from the sale of inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction subject to a 100% tax. Income from a prohibited transaction may have an adverse effect on our ability to satisfy the gross income tests for REIT status. See “— Requirements for Qualification — Gross Income Tests.” We do not presently intend to acquire or hold, or to allow any Partnership to acquire or hold, any property that is likely to be treated as inventory or property held primarily for sale to customers in the ordinary course of our, or the Partnership’s, trade or business.
Other
     Agents, dealers and underwriters may be entitled to be indemnified by us against specified civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that they may be required to make.
     Any underwriters, dealers or agents that we use, as well as their affiliates, may engage in transactions with us or perform services for us in the ordinary course of business.
OTHER MATTERS
Legal
     The legality of any common shares offered by this prospectus will be passed upon for us by Hunton & Williams LLP. In addition, we have based the summary of legal matters in “Federal Income Tax Considerations” upon the opinion of Hunton & Williams LLP.
Experts
     The consolidated financial statements of First Potomac Realty Trust and subsidiaries as of December 31, 2007 and 2006, and for each of the years in the three-year period ended December 31, 2007, and the financial statement schedule of real estate and accumulated deprecation as of December 31, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
     The audit report covering the December 31, 2007 consolidated financial statements refers to the adoption by First Potomac Realty Trust and subsidiaries of the provisions of SFAS 123(R), “Share-Based Payment” in 2006.

PART II.
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
     The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. Excluding the Securities and Exchange Commission registration fee, all amounts are estimates.

Securities and Exchange Commission registration fee	$123
Printing and mailing fees	10,000
Legal fees and expenses	30,000
Accounting fees and expenses	50,000
Miscellaneous	9,877

Total	$100,000

Item 15. Indemnification of Trustees and Officers.
     The Maryland REIT Law permits a Maryland real estate investment trust to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) a final judgment based upon a finding of active or deliberate dishonesty by the trustee or officer that was material to the cause of action adjudicated. Our declaration of trust contains a provision which limits the liability of our trustees and officers to the maximum extent permitted by Maryland law.
     Our declaration of trust permits us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, employee, agent, trustee or officer or (b) any individual who, while a trustee, shareholder, employee, agent, or officer and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a trustee, director, officer or partner of such real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, employee, agent, trustee or officer of our company. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer who is made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a trustee or officer of our company and at our request, serves or has served another real estate investment trust, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his or her service in that capacity, against any claim or liability to which he or she may become subject by reason of such status. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of our company in any of the capacities described above. Maryland law requires us to indemnify a present or former shareholder, trustee or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity.
     The Maryland REIT Law permits a Maryland real estate investment trust to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was a result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right if the corporation or if the trustee or officer was adjudged to be liable for an improper personal benefit. In accordance with the MGCL and our bylaws, our bylaws require us, as a condition to advancing expenses, to obtain (a) a written affirmation by the trustee or officer of his good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the applicable standard of conduct was not met.

Item 16. Exhibits.

Exhibit No.	Description of Document
3.1	Amended and Restated Declaration of Trust of the Registrant (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-11/A filed on October 1, 2003 (Registration No. 333-107172))

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-11/A filed on October 1, 2003 (Registration No. 333-107172))

4.1	Amended and Restated Agreement of Limited Partnership of First Potomac Realty Investment, L.P. dated September 15, 2003 (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-11/A filed on October 1, 2003 (Registration No. 333-107172))

4.2	Form of First Potomac Realty Investment Limited Partnership 6.41% Senior Notes, Series A, due 2013 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on June 23, 2006)

4.3	Form of First Potomac Realty Investment Limited Partnership 6.55% Senior Notes, Series B, due 2016 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on June 23, 2006)

4.4	Note Purchase Agreement by and among the Registrant, First Potomac Realty Investment Limited Partnership and the several Purchasers listed on the signature pages thereto, dated as of June 22, 2006 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 23, 2006)

4.5	Trust Guaranty, entered into by the Registrant, dated as of June 22, 2006 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on June 23, 2006)

4.6	Subsidiary Guaranty, dated as of June 22, 2006 (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on June 23, 2006)

4.7	Indenture, dated as of December 11, 2006, by and among First Potomac Realty Investment Limited Partnership, the Registrant, as Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 12, 2006)

4.8	Form of First Potomac Realty Investment Limited Partnership 4.0% Exchangeable Senior Note due 2011 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 12, 2006)

4.9	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 filed on November 29, 2004 (Registration No. 333-120821))

5.1*	Opinion of Hunton & Williams LLP

8.1*	Opinion of Hunton & Williams LLP with respect to certain tax matters

12.1*	Statement regarding computation of ratios

Exhibit No.	Description of Document
23.1*	Consent of KPMG LLP (independent registered public accounting firm)

23.2*	Consent of Hunton & Williams LLP (included in Exhibit 5.1 and 8.1)

24.1*	Power of Attorney (included on signature page of the Registration Statement)

*	Filed herewith.
Item 17. Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.
(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(d)	The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee under the Indenture to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Securities and Exchange Commission under Section 305(b)(2) of the Act.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Bethesda, State of Maryland, on the 19th day of August, 2008.

FIRST POTOMAC REALTY TRUST

By:	/s/ Barry H. Bass

Barry H. Bass
Executive Vice President and Chief Financial Officer
     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each of the trustees and/or officers of First Potomac Realty Trust whose signature appears below hereby appoints Barry H. Bass and Joel F. Bonder, and each of them individually, as his attorney-in-fact to sign in his name and behalf, in any and all capacities stated below, and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments to this registration statement, making such changes in the registration statement as appropriate, and generally to do all such things in their behalf in their capacities as officers and trustees to enable First Potomac Realty Trust to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

Signature	Title	Date

/s/ Douglas J. Donatelli	Chairman of the Board and	August 13, 2008
Douglas J. Donatelli	Chief Executive Officer
(Principal Executive Officer)

/s/ Barry H. Bass	Executive Vice President and	August 13, 2008
Barry H. Bass	Chief Financial Officer
(Principal Financial Officer)

/s/ Michael H. Comer	Senior Vice President and	August 14, 2008
Michael H. Comer	Chief Accounting Officer
(Principal Accounting Officer)

/s/ Robert H. Arnold	Trustee	August 13, 2008
Robert H. Arnold

	Trustee	August , 2008
Richard B. Chess

/s/ Louis T. Donatelli	Trustee	August 14, 2008
Louis T. Donatelli

/s/ J. Roderick Heller, III	Trustee	August 13, 2008
J. Roderick Heller, III

	Trustee	August __, 2008
R. Michael McCullough

	Trustee	August __, 2008
Alan G. Merten

/s/ Terry L. Stevens	Trustee	August 13, 2008
Terry L. Stevens

EXHIBIT INDEX

Exhibit No.	Description of Document
3.1	Amended and Restated Declaration of Trust of the Registrant (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-11/A filed on October 1, 2003 (Registration No. 333-107172))

3.2	Amended and Restated Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-11/A filed on October 1, 2003 (Registration No. 333-107172))

4.1	Amended and Restated Agreement of Limited Partnership of First Potomac Realty Investment, L.P. dated September 15, 2003 (incorporated by reference to Exhibit 3.3 to our Registration Statement on Form S-11/A filed on October 1, 2003 (Registration No. 333-107172))

4.2	Form of First Potomac Realty Investment Limited Partnership 6.41% Senior Notes, Series A, due 2013 (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on June 23, 2006)

4.3	Form of First Potomac Realty Investment Limited Partnership 6.55% Senior Notes, Series B, due 2016 (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K filed on June 23, 2006)

4.4	Note Purchase Agreement by and among the Registrant, First Potomac Realty Investment Limited Partnership and the several Purchasers listed on the signature pages thereto, dated as of June 22, 2006 (incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K filed on June 23, 2006)

4.5	Trust Guaranty, entered into by the Registrant, dated as of June 22, 2006 (incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K filed on June 23, 2006)

4.6	Subsidiary Guaranty, dated as of June 22, 2006 (incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed on June 23, 2006)

4.7	Indenture, dated as of December 11, 2006, by and among First Potomac Realty Investment Limited Partnership, the Registrant, as Guarantor, and Wells Fargo Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 12, 2006)

4.8	Form of First Potomac Realty Investment Limited Partnership 4.0% Exchangeable Senior Note due 2011 (incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K filed on December 12, 2006)

4.9	Form of Common Share Certificate (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-3 filed on November 29, 2004 (Registration No. 333-120821))

5.1*	Opinion of Hunton & Williams LLP

8.1*	Opinion of Hunton & Williams LLP with respect to certain tax matters

Exhibit No.	Description of Document
12.1*	Statement regarding computation of ratios

23.1*	Consent of KPMG LLP (independent registered public accounting firm)

23.2*	Consent of Hunton & Williams LLP (included in Exhibit 5.1 and 8.1)

24.1*	Power of Attorney (included on signature page of the Registration Statement)

*	Filed herewith.